Exhibit 11.1
ENETI INC.
CODE OF CONDUCT AND ETHICS
I. Application and Reporting

The Board of Directors of Eneti Inc. has adopted this Code of Conduct and Ethics (the “Code”) for all the Company’s employees, directors, officers and agents (“Employees”). Eneti Inc. and its subsidiaries and other affiliates are herein referred to together as “Eneti” or the “Company”.

Eneti has operations in countries around the world. As a result, our operations are subject to a diverse set of local laws and cultures. You are expected to comply with this Code and all applicable laws and regulations. If local law ever conflicts with this Code, guidance must be sought from the office of the General Counsel.

Eneti relies on your personal integrity and judgment to protect and enhance its reputation. Employees shall take all appropriate action to stop any known misconduct by fellow Employees that violate this Code. You are expected to immediately report suspected or observed violations of this Code, Company policies or applicable laws and regulations. Even as a bystander to a possible violation by someone else, or as a confidant of someone affected by a possible violation, you are still obliged to report such violation.

Employees may report violations or suspected violations to any of the following:

a.Any of the Company’s senior management;
b.The Chairman of the Audit Committee;
c.The General Counsel; and
d.The third party reporting line established by Eneti Inc. (“NETI”) is where reports can be filed in anonymous form. The hotline can be accessed via the following link:

NETI: https://secure.ethicspoint.eu/domain/media/en/gui/101626/index.html

Retaliation against anyone who reports a good faith concern is prohibited and will not be tolerated. “Good faith” means that your concern is honest and truthful, regardless of whether it is discovered at a later date that you were mistaken. Allegations made maliciously or in bad faith may be subject to disciplinary action.

II. Employment, General

The Company believes that all people should be treated with dignity, and it will not accept conduct that fails to show appropriate respect to others. Any conduct that fails to show appropriate respect to others, including fellow Employees, customers, professional customers, vendors and suppliers, violates the Company’s values. The following are examples of unacceptable conduct:

a.insults;
b.yelling;
c.threats;
d.intimidation;
e.ridicule, vulgarity, slurs, stereotyping, or discrimination;
f.physical, verbal, or non-verbal harassment or abuse;
g.offensive jokes;

Exhibit 11.1
h.sexual advances, requests for sexual favors or any other unwelcome visual, verbal or physical conduct of a sexual nature; unwelcome touching or invasion of personal space; and
i.ignoring the rights of others; slandering, spreading malicious rumors about, or otherwise showing insensitivity towards, the beliefs and customs of others.

The Company is committed to providing a safe, healthy and drug-free workplace. Using illegal drugs at any time, consuming alcohol while working on Company premises or working under the influence of drugs or alcohol, is strictly prohibited. This prohibition is a condition of your employment. Any Employee found in violation of this condition of employment is subject to immediate termination.

The Company is an equal opportunity employer. This means we do not discriminate on the basis of race, color, gender, sexual orientation, gender identity or expression, age, religion or belief, national origin, disability, protected veteran or other uniformed service status or any other characteristic or basis protected by applicable law, including but not limited to discrimination by association or perception.

III. Conflicts of Interest

A conflict of interest occurs when an Employee’s private interests interfere, or even appears to interfere, with the interests of the Company as a whole. While it is not possible to describe every situation in which a conflict of interest may arise, you must never use or attempt to use your position with the Company to obtain improper personal benefits. Any Employee who is aware of a conflict of interest, or is concerned that a conflict might develop, should report this concern immediately.

IV. Corporate Opportunities

Employees shall neither compete with the Company nor shall they take personal advantage of business opportunities that they discover during the course of their employment. Employees owe a duty to advance the legitimate interests of the Company when the opportunities to do so arise.

V. Confidentiality and Privacy

It is important that Employees protect the confidentiality of Company information. Employees may have access to proprietary and confidential information concerning the Company’s business, clients and suppliers. Confidential information includes such items as non-public information concerning the Company’s business, financial results and prospects and potential corporate transactions. You are required to keep such information confidential during your employment as well as thereafter, and not to use, disclose, or communicate that confidential information. The consequences to the Company and the Employee concerned can be severe where there is unauthorized disclosure of any non-public, privileged or proprietary information.

To ensure the confidentiality of any personal information collected and to comply with applicable laws, any Employee in possession of non-public, personal information about the Company’s customers, potential customers, or Employees, must maintain the highest degree of confidentiality and must not disclose any personal information unless express authorization is first obtained.

The restriction on disclosing confidential information is not intended to prevent you from reporting to the Company’s management or directors, a government body or a regulator, concerns of any known or suspected Code violation; or to prevent you from reporting retaliation for reporting such concerns. It is also not the Code’s intention to prevent you from responding truthfully to questions or requests from a government body, a regulator or as required by applicable law.

Exhibit 11.1
VI. Director Confidentiality

Pursuant to their fiduciary duties of loyalty and care, directors are required to protect and hold confidential all non-public information obtained due to their directorship position absent the express or implied permission of the board of directors to disclose such information. Accordingly,

(i) no director shall use Confidential Information for his or her own personal benefit or to benefit persons or entities outside the Company; and

(ii) no director shall disclose Confidential Information outside the Company, either during or after his or her service as a director of the Company, except with authorization of the board of directors or as may be otherwise required by law.

“Confidential Information” for purpose of this Section VI is all non-public information entrusted to or obtained by a director by reason of his or her position as a director of the Company. It includes, but is not limited to, non-public information that might be of use to competitors or harmful to the Company or its customers if disclosed, such as:

a.non-public information about the Company’s financial condition, prospects or plans, its marketing and sales programs and research and development information, as well as information relating to mergers and acquisitions, stock splits and divestitures;
b.non-public information concerning possible transactions with other companies or information about the Company’s customers, suppliers or joint venture partners, which the Company is under an obligation to maintain as confidential; and
c.non-public information about discussions and deliberations relating to business issues and decisions, between and among Employees.

VII. Honest and Fair Dealing

Employees must endeavor to deal honestly, ethically and fairly with the Company’s customers, suppliers, competitors and employees. No Employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair- dealing practice. Honest conduct is considered to be conduct that is free from fraud or deception. Ethical conduct is considered to be conduct conforming to accepted professional standards of conduct.

VIII. Protection and Proper Use of Company Assets

The Company’s assets are only to be used for legitimate business purposes and only by authorized Employees or their designees. This applies to tangible assets (such as office equipment, telephone, copy machines, etc.) and intangible assets (such as trade secrets and confidential information). Employees have a responsibility to protect the Company’s assets from theft and loss and to ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. If you become aware of theft, waste or misuse of the Company’s assets you should report this to your manager.

IX. Compliance with Laws, Rules and Regulations

Exhibit 11.1

It is the Company’s policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each Employee to adhere to the standards and restrictions imposed by those laws, rules and regulations, and in particular, those relating to accounting and auditing matters.

If you are unsure whether a situation violates any applicable law, rule, regulation or Company policy you should contact the office of the General Counsel.

X. Anti-Corruption, Anti-Bribery, Fraud and AML

Employees must never, directly or through intermediaries, offer or promise any personal or improper financial or other advantage in order to obtain or retain a business or other advantage from a third party, whether public or private. Nor must Employees accept any such advantage in return for any preferential treatment of a third party. Moreover, Employees must refrain from any activity or behaviour that could give rise to the appearance or suspicion of such conduct or the attempt thereof.

The UK Bribery Act 2010 (the “Bribery Act”) and the Foreign Corrupt Practices
Act (the “FCPA”) prohibit the Company and its Employees and agents (and generally any person performing services on behalf of the Company) from offering, promising or giving money or any other item of value to win or retain business or to influence any act or decision of a third party and, in the case of the Bribery Act, regardless of whether such third party is a public official. Violation of the Bribery Act and/ or the FCPA is a crime that can result in severe fines and criminal penalties for both the relevant individual, the Company, its management and directors. Employees with specific queries on either the Bribery Act and/ or the FCPA should contact the office of the General Counsel.

Where Employees suspect fraudulent activity or activity that may be related to money-laundering, they must report their suspicions.

XI. Securities Trading

Because we are a public company and/ or affiliated to public companies, we are subject to a number of laws concerning the purchase of our shares and other publicly traded securities. Company policy prohibits Employees and their family members from trading securities while in possession of material, non-public information relating to the Company or any other company, including a customer or supplier that has a significant relationship with the Company.

Information is “material” when there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy, hold or sell securities. In short, any information that could reasonably affect the price of securities is material. Information is considered to be “public” only when it has been released to the public through appropriate channels and enough time has elapsed to permit the investment market to absorb and evaluate the information. If you have any doubt as to whether you possess material non-public information, you should contact your manager or the office of the General Counsel.

XII. Disclosure

Employees are responsible for ensuring that the disclosure in the Company’s periodic reports is full, fair, accurate, timely and understandable. In doing so, Employees shall take such action as is reasonably appropriate to (i) establish and comply with disclosure controls and procedures and accounting and financial controls that are designed to ensure that material information relating to the Company is made known to them; (ii) confirm that the Company’s periodic reports comply with applicable law,

Exhibit 11.1
rules and regulations; and (iii) ensure that information contained in the Company’s periodic reports fairly presents in all material respects the financial condition and results of operations of the Company.

Employees will not knowingly (i) make, or permit or direct another to make, materially false or misleading entries in the Company’s, or any of its subsidiary’s, financial statements or records; (ii) fail to correct materially false and misleading financial statements or records; (iii) sign, or permit another to sign, a document containing materially false and misleading information; or (iv) falsely respond, or fail to respond, to specific inquiries of the Company’s independent auditor or outside legal counsel.

XIII. Procedures Regarding Waivers

Because of the importance of the matters involved in this Code, waivers will be granted only in limited circumstances and where such circumstances would support a waiver. Waivers of the Code may only be made by the Audit Committee and will be disclosed by the Company.

XIV. Modern Slavery and Human Trafficking Statement

The Company is committed to acting with integrity for its clients, people, suppliers and the wider community. As a sign of our commitment to respecting human rights, we adhere to the UN’s Guiding Principles on Business and Human Rights.

In following these principles, the Company:

a.undertakes to avoid causing or contributing to adverse human rights impacts through its own activities and to address such impacts when they occur; and
b.seeks to prevent or mitigate adverse human rights impacts that are directly related to its operations, products or services through its business relationships.

As part of our commitment to the UK Modern Slavery Act 2015 and eradicating modern slavery, the Company recognizes that we have a responsibility to take a robust approach to slavery and human trafficking. In particular, the Company is committed to ensuring that there is no modern slavery or human trafficking within its business and using suppliers we do not believe engage in such practices. All suppliers are expected to comply with the Company’s values and policies on these matters.

XV. Violations, Investigations, and Actions

Any reports of violations or suspected violations will be thoroughly and fairly investigated by the Company.

Failure to follow the provisions of this Code can lead to disciplinary action up to and including termination for cause, criminal or civil prosecution.